Exhibit 5

February 14, 2001

Pharmacyclics, Inc.
995 East Arques Avenue
Sunnyvale, CA 94085

Re: Pharmacyclics, Inc. - Registration Statement for Registration of an Aggregate of 810,896 Shares of Common Stock (the "Registration Statement")

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Pharmacyclics, Inc. (the "Company"). In connection with providing this opinion, I have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the Plans and the options outstanding thereunder, the Registration Statement, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. Based on such review, I am of the opinion that if, as and when the Shares are issued and sold (and the consideration therefore received) pursuant to the provisions of option agreements duly authorized under the Plans and in accordance with the Registration Statement and related prospectus, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

I consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. I am admitted to practice only in the State of California. The opinion set forth herein is limited to matters of the General Corporation Law of the State of Delaware and the federal securities law of the United States.

Very truly yours,

/s/ CYNTHIA J. LADD

Cynthia J. Ladd
Senior Vice President and General Counsel